UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2017

BIONIK LABORATORIES CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement
Ginger Capital Joint Venture

On May 23, 2017, Bionik Laboratories Corp. (the “Company”) entered into a Co-operative Joint Venture Contract (the “Agreement”) with Ginger Capital Investment Holding Ltd., a Hong Kong corporation (“Ginger Capital”), to establish a cooperative joint venture enterprise in the People’s Republic of China. The name of the cooperative joint venture will be “China Bionik Medical Rehabilitation Technology Ltd.” and it will be a limited liability company established for the purposes of strengthening the economic cooperation and technical exchange between the parties and adopting advanced technology and scientific management methods through the distribution and promotion of the Company’s products in the People’s Republic of China, Hong Kong and Macau (the “Territory”). The registered capital of the joint venture will be ten million RMB or approximately US$1.45 million, which will be contributed entirely by Ginger Capital. The terms of the cooperation include the entering into a Distribution Agreement and License Agreement between the Company and the joint venture company for the commercialization of the Company’s products in the Territory. In consideration of granting rights to the joint venture enterprise to market and sell the Company’s products in the Territory, the joint venture enterprise is tasked with the responsibility of obtaining approval from the PRC Food and Drug Administration and such other approvals in order for such marketing and sale in the Territory to be conducted. The joint venture enterprise will be co-managed by the parties and each party will be represented at the board level by directors appointed by them. Any profit distribution will be 75% in favor of Ginger Capital and 25% in favor of the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Ginger Capital Investment

In conjunction with the requirement of Ginger Capital to capitalize the joint venture enterprise, affiliates of Ginger Capital collectively invested or committed to invest $500,000 in the Company on May 23, 2016, and the Company issued or will issue to such affiliates of Ginger Capital convertible promissory notes (collectively, the “Note”) and three-year common stock purchase warrants (collectively, the “Warrant”).

The Company intends to use the net proceeds from the investment for the Company’s working capital and general corporate purposes.

The Note bears interest at a fixed rate of 8% per annum, payable at the earlier of the one year anniversary of the Note and the consummation of a “qualified financing”, as defined in the Note (the “Maturity Date”).

Upon an equity or equity-linked round of financing of the Company that raises gross proceeds of $3,000,000 or more (“New Round Stock”), the outstanding principal and accrued interest (the “Outstanding Balance”) shall convert into New Round Stock based upon the lesser of: (i) $0.50 per New Round Stock and (ii) the quotient obtained by dividing (x) the Outstanding Balance on the conversion date multiplied by 1.10 by (y) the actual price per New Round Stock in the Qualified Financing.

Upon the Maturity Date, Ginger Capital shall further be issued the Warrant, exercisable into a number of shares of the Company’s common stock equal to (i) in the case of the conversion of the Note, 25% of the number of shares issued upon conversion and (ii) in the case of the repayment of the Note in cash, the number of shares of Common Stock equal to the quotient obtained by dividing the Outstanding Balance by 4. The exercise price per share is $.60.

The Note contains customary events of default, which, if uncured, entitle Ginger Capital to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note.

The issuance of the Note and the Warrant will not be registered under the Securities Act. The Company relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing description of the Note and the Warrant does not purport to be complete and is qualified in its entirety by the Note and the Warrant.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 under the heading “Ginger Capital Investment” in this Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of June 18, 2017, Hermano Igo Krebs, Ph.D., M.S., the Company’s Chief Science Officer and a director, will step down as the Company’s Chief Science Officer, but will remain on the Company’s Board of Directors. The leadership change comes as part of a transition following the completed integration of Interactive Motion Technologies, Inc., which was acquired by the Company in April 2016. The Company expects that Dr. Kreb’s day-to-day responsibilities will be absorbed by existing management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 25, 2017

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Name:	Peter Bloch
Title:	Chairman and Chief Executive Officer